UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 17, 2005

Santarus, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50651	33-0734433
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10590 West Ocean Air Drive, Suite 200, San Diego, California		92130
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 314-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On March 17, 2005, Santarus' board of directors voted to increase the size of the board from seven to eight members. In addition, Ted W. Love, M.D. was appointed by Santarus’ board of directors to serve as a Class III director to fill the vacancy created by such increase. This appointment by the board of directors was based on the recommendation of its nominating/corporate governance committee. Dr. Love was recommended to the nominating/corporate governance committee by members of Santarus’ board of directors, and has been determined by Santarus’ board of directors to be independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. Dr. Love was also appointed to the nominating/corporate governance committee.

In connection with his appointment, Santarus granted to Dr. Love options to purchase 35,000 shares of common stock of Santarus at an exercise price of $5.24 per share under Santarus' Amended and Restated 2004 Equity Incentive Award Plan. One-third (1/3) of the total number of shares subject to the options will vest on the first, second and third anniversaries of Dr. Love's appointment as a director, subject to Dr. Love's continued service for Santarus.

Santarus issued a press release on March 18, 2005 announcing Dr. Love’s appointment to the board of directors, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

99.1 -- Press Release, dated March 18, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Santarus, Inc.

March 18, 2005	By:	Gerald T. Proehl

Name: Gerald T. Proehl
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated March 18, 2005